FOR IMMEDIATE RELEASE


SHONEY'S, INC. ANNOUNCES INTENTION TO COMMENCE TENDER OFFER AND CONSENT SOLICITATION FOR LIQUID YIELD OPTION NOTES DUE 2004 AND 8-1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2002

       Majority of Noteholders Already Committed to Transaction

Nashville, Tennessee - June 28, 2000 -- Shoney's, Inc. (NYSE: SHN) ("Shoney's") today announced its intention to commence a cash tender offer to purchase any and all of the outstanding $177 million principal amount at maturity of its Liquid Yield Option Notes due 2004 ("LYONs") and $52 million principal amount of its 8-1/4% Convertible Subordinated Debentures due 2002 (the "Debentures" and collectively with the LYONs, the "Securities"). The offer price (including any consent payment) for the LYONs in the tender offer will be $250 per $1,000 of principal amount at maturity. The offer price (including any consent payment) for the Debentures in the tender offer will be $691.59 per $1,000 of principal amount. The total value of the transaction is approximately $80 million. The Company indicated that late yesterday, it received written agreements from holders of 58% of the LYONs and 72% of the Debentures to tender their Securities in the offer when it is commenced.

The Company's announcement follows the unsuccessful offer that it commenced on March 27, 2000 to acquire all of the Securities for an aggregate price of approximately $42 million. Subsequent to the expiration of that previous offer, the Company continued a dialogue with a committee of noteholders and their counsel. Those discussions resulted in the agreement of substantial majorities of each of the issues of Securities to agree to the new terms and allow the Company to commence the revised offer.

The Company expects to file its offer materials with the Securities and Exchange Commission on or before July 5, 2000 and would expect to receive regulatory clearance and be able to commence the tender offer on or about July 17, 2000. If it were able to do so, the tender offer would be expected to expire on or about August 14, 2000, unless extended. The Company expects the tender offer to be subject to the satisfaction of certain conditions, including receipt of financing and the valid tender of at least 90% of the aggregate principal amount at maturity of the LYONs outstanding and at least 90% of the principal amount of the Debentures outstanding.

Banc of America Securities LLC will act as the exclusive dealer manager and D.F. King & Co., Inc. will act as information agent in connection with the tender offer and consent solicitation for the Securities. The depositary for the tender offer and consent solicitation will be The Bank of New York.

Headquartered in Nashville, Tennessee, Shoney's, Inc. owns, operates and franchises 1,084 restaurants in 28 states, including 617 Company-owned and 467 franchised restaurants, under the names: Shoney's Restaurants and Captain D's Seafood Restaurants. Shoney's, Inc.'s stock is traded on the New York Stock Exchange under the symbol "SHN."


CONTACT:  Mike Payne
SVP & Corporate Controller
Shoney's, Inc.
(615) 231- 2332

or

Andrew Karp
Managing Director
Banc of America Securities LLC
(704) 388-4813 or (888) 292-0070.

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HOLDERS OF SECURITIES ARE ADVISED TO READ THE TENDER OFFER STATEMENT WHEN IT
IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE TENDER OFFER STATEMENT AND OTHER FILED DOCUMENTS ARE AVAILABLE AT THE WEB SITE OF THE SECURITIES AND EXCHANGE COMMISSION (www.sec.gov).

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Certain statements in this release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks and uncertainties which, in many cases, are beyond the control of the Company and could cause actual results to differ materially. The Company undertakes no obligation to update any forward looking statements, or to make any other forward looking statements, whether as a result of new information, future events or otherwise. Further information on factors which could affect the Company's financial results is contained in the Company's filings with the Securities and Exchange Commission, including the ability of management to implement successfully its strategy for improving Shoney's Restaurants performance, the ability to effect asset sales consistent with the projected proceeds and timing expectations, the results of pending litigation, adequacy of management personnel resources, shortages of restaurant labor, commodity price increases, product shortages, adverse general economic conditions, turnover and a variety of other factors.

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